WARRANT AGREEMENT

         WARRANT AGREEMENT dated as of March 21, 2000, between Uncommon Media Group, Inc., a Florida corporation with an office located at 35 West 54th Street. 2nd Floor, New York, New York (the "Company") and Membrado & Montell, LLP, a New York Limited Liability Partnership with an office located at 535 West 34th Street, New York, NY 10001 (together with any assigns thereof, the "M&M")

         WHEREAS, the Company proposes to issue to M&M a warrant (the "Warrant") to purchase a certain number of common shares of the Company, par value $.001 per share (the "Common Stock") In consideration of the payment deferral of certain accrued professional fees currently owed by the Company to M&M

         NOW, THEREFORE, in consideration of the agreements herein set forth and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties hereto agree as follows:

         1. Grant. In consideration of an agreement to defer payment of certain accrued professional fees currently owed by the Company, M&M is hereby granted the right to purchase, at any time from and after the date hereof, until 5:00 P.M. EST. on March 21, 2006 up to 100,000 shares at an initial exercise price of $.01 per share. The warrant granted pursuant hereto shall be evidenced in a certain until 5:00 P.M. EST. on March 21, 2006 up to 100,000 shares at an initial exercise price of $.01 per share. The warrant granted pursuant hereto shall be evidenced in a certain certificate annexed hereto as Exhibit A (the "Warrant Certificate") in which all other terms and conditions associated with the Warrant shall be expressly set forth.

         2. Authorization: The Company has full corporate power and authority to execute and deliver this Warrant Agreement and the Warrant Certificate annexed hereto, and this Warrant Agreement and the Warrant Certificate, once executed and delivered, constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

         3. Governing Law: This agreement shall be deemed to be a contract made unter the laws of the State of New York and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflict of laws.

         4. Counterparts: This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF: the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.



Uncommon Media Group, Inc.                           MEMBRADO & MONTELL, LLP

By: Lawrence Gallo                                   By: R. Scott Montell
    --------------                                       ----------------
Name: Lawrence Gallo                                 Name: R. Scott Montell
Title: President                                     Title: Partner